Exhibit 99.1

Revolution Medicines Reports Second Quarter 2026 Financial Results and Update on Corporate Progress

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U.S. FDA accepted daraxonrasib New Drug Application for review for previously treated metastatic pancreatic cancer following unprecedented Phase 3 RASolute 302 results
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Rapidly implemented U.S. Expanded Access Program for eligible patients with previously treated metastatic pancreatic cancer
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Achieved U.S. commercial launch readiness, and began submissions to the European Medicines Agency under a new phased review process designed to accelerate assessment
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FDA granted Breakthrough Therapy Designation to daraxonrasib for certain patients with previously treated metastatic RAS mutant non-small cell lung cancer
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Reporting encouraging new combination data in first-line non-small cell lung cancer supporting registrational studies of elironrasib and zoldonrasib
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Revolution Medicines to hold webcast today at 4:30 p.m. Eastern Time

REDWOOD CITY, Calif., August 5, 2026 (GLOBE NEWSWIRE) -- Revolution Medicines, Inc. (Nasdaq: RVMD), a late-stage clinical oncology company developing targeted therapies for patients with RAS-addicted cancers, today announced its financial results for the quarter ended June 30, 2026, and provided an update on corporate progress.

“This has been a transformational period for Revolution Medicines, as we rapidly translated unprecedented Phase 3 results for daraxonrasib into an active Expanded Access Program and the filing of our first New Drug Application to the U.S. Food and Drug Administration on behalf of patients with previously treated metastatic pancreatic cancer,” said Mark A. Goldsmith, M.D., Ph.D., chief executive officer and chairman of Revolution Medicines. “We achieved U.S. launch readiness, advanced regulatory activities globally, and expanded our pancreatic cancer development programs across multiple lines of therapy. Beyond our deep commitment to pancreatic cancer, we are building significant momentum in lung cancer with a differentiated portfolio of RAS(ON) mutant-selective and multi-selective inhibitors designed to provide a broad range of options for patients across multiple stages of disease.”

Clinical Highlights

Pancreatic Adenocarcinoma (PDAC)

Daraxonrasib in PDAC

Daraxonrasib, the company’s oral RAS(ON) multi-selective inhibitor, continues to demonstrate a differentiated clinical profile across lines of therapy and in both monotherapy and combination settings. At the 2026 American Society of Clinical Oncology (ASCO) Annual Meeting, detailed results from global RASolute 302 were presented in a Plenary Session and published simultaneously in The New England Journal of Medicine. The study demonstrated statistically significant and clinically meaningful improvements in the dual primary endpoints of overall survival and progression-free survival (PFS) as well as in patient-reported quality of life compared with chemotherapy, with a manageable safety profile.

Following the unprecedented Phase 3 results from RASolute 302, the company announced that the U.S. Food and Drug Administration (FDA) has accepted for review its New Drug Application (NDA) for daraxonrasib for the treatment of patients with previously treated metastatic PDAC.

The company also announced that the European Medicines Agency (EMA) initiated a phased review of daraxonrasib in pancreatic cancer under its Cancer Medicines Pathfinder project to accelerate regulatory assessment by evaluating in phases as sections become available, ahead of submission of a full Marketing Authorization Application. In addition, daraxonrasib was granted Orphan Drug Status (ODS) by Swissmedic for the treatment of pancreatic cancer. As previously shared, daraxonrasib was also selected for the FDA Commissioner’s National Priority Voucher pilot program, which is designed to accelerate the review of medicines that address key national health priorities.

The company opened an FDA-cleared Expanded Access Program (EAP) in May and within three weeks began distributing daraxonrasib to participating treating physicians on behalf of patients. Since opening the EAP, daraxonrasib has been distributed to physicians on behalf of more than 2,000 patients through participating academic cancer centers and community oncology practices across nearly all 50 U.S. states and Puerto Rico.

The company also enhanced its commercial readiness during the quarter, putting in place the commercialization infrastructure needed to support a successful U.S. launch of daraxonrasib, if approved, while accelerating build out of global commercialization capabilities in preparation for potential international regulatory approvals.

The company continues to advance daraxonrasib across earlier lines of treatment for PDAC through the ongoing global Phase 3 RASolute 303 and RASolute 304 studies evaluating daraxonrasib in the first-line metastatic and adjuvant settings, respectively.

Zoldonrasib in PDAC

At the European Society for Medical Oncology Gastrointestinal Cancers Congress, the company presented new Phase 1/2 clinical data supporting two complementary development strategies for zoldonrasib, the company’s oral RAS(ON) G12D-selective covalent inhibitor, in metastatic PDAC.

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Zoldonrasib in combination with chemotherapy demonstrated compelling preliminary antitumor activity and manageable safety and tolerability in patients with first-line RAS G12D PDAC. These findings support the ongoing global Phase 3 RASolute 305 trial.
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The novel RAS(ON) inhibitor doublet of zoldonrasib plus daraxonrasib in previously treated RAS G12D PDAC demonstrated compelling preliminary antitumor activity and a manageable safety and tolerability profile. These findings support the recently initiated global Phase 3 RASolute 309 trial.

Non-Small Cell Lung Cancer (NSCLC)

Revolution Medicines continues to advance a broad RAS-targeted portfolio in NSCLC, with both clinical-stage RAS(ON) multi-selective and mutant-selective inhibitors designed to address a broad spectrum of RAS-driven malignancies, including inhibitors targeting RAS G12C, G12D and G12V that together account for more than 70% of RAS mutant NSCLC.

Daraxonrasib in NSCLC

Development of daraxonrasib in previously treated RAS mutant NSCLC continues to advance. Based on previously reported Phase 1 data in patients with tumors harboring RAS mutations other than G12C, the FDA granted Breakthrough Therapy Designation to daraxonrasib for the treatment of patients with previously treated metastatic NSCLC harboring KRAS mutations other than G12C who have received prior platinum-based chemotherapy and anti-PD-(L)1 therapy.

Enrollment in the global Phase 3 RASolve 301 trial evaluating daraxonrasib in patients with previously treated RAS mutant NSCLC is expected to be completed this year, supporting an anticipated initial readout in 2027.

Zoldonrasib in NSCLC

Zoldonrasib also continues to advance across multiple treatment settings in NSCLC. Today the company is reporting initial clinical data evaluating zoldonrasib in combination with standard of care pembrolizumab and platinum doublet chemotherapy in patients with first-line RAS G12D NSCLC.

The analysis included 38 patients, with efficacy evaluable in 28 patients who had at least 8 weeks of follow-up. PD-L1 tumor proportion score (TPS) was <1% in 39% of patients, 1–49% in 39% of patients, ≥50% in 16% of patients, and TPS score missing in 5% of patients.

As of a data cutoff of May 11, 2026, with a median follow-up of 3.4 months, the zoldonrasib plus standard of care combination demonstrated encouraging preliminary antitumor activity, including an overall response rate (ORR; confirmed and pending confirmation) of 82% and disease control rate (DCR) of 100%. Confirmed and pending ORRs ranged from 60% to 100% across PD-L1 TPS subgroups (<1% to ≥50%).

The combination demonstrated a manageable safety profile, with treatment-related adverse events (TRAEs) generally consistent with the established safety profile of standard of care pembrolizumab and platinum doublet chemotherapy, with minimal added toxicity and a favorable liver safety profile.

These findings support the recently initiated global Phase 3 RASolve 308 study evaluating zoldonrasib in combination with standard of care in patients with first-line metastatic RAS G12D NSCLC, while the company continues following patients in a Phase 2 monotherapy expansion cohort in previously treated disease.

Elironrasib in NSCLC

Elironrasib, the company's oral RAS(ON) G12C-selective covalent inhibitor, continues to demonstrate promising potential in NSCLC. Today the company is reporting clinical data evaluating elironrasib in combination with standard of care pembrolizumab and platinum doublet chemotherapy in patients with first-line RAS G12C NSCLC.

As of a data cutoff of May 11, 2026, the analysis included 39 patients who had at least 14 weeks of follow-up. PD-L1 TPS was <1% in 10% of patients, 1–49% in 67% of patients, and ≥50% in 23% of patients.

With a median follow-up of 8.7 months, the elironrasib plus standard of care combination demonstrated encouraging preliminary antitumor activity, including a confirmed ORR of 85% and DCR of 97%. Confirmed ORRs ranged from 50% to 100% across PD-L1 TPS subgroups (<1% to ≥50%). Early PFS findings suggest encouraging preliminary durability, with 95% of patients progression-free at 6 months.

The combination demonstrated a manageable safety profile, with TRAEs generally consistent with the established safety profile of standard of care pembrolizumab and platinum doublet chemotherapy, with minimal added toxicity and a favorable liver safety profile.

These findings support the planned global Phase 3 RASolve 307 study evaluating elironrasib in combination with standard of care for patients with first-line metastatic RAS G12C NSCLC, which the company expects to initiate in the fourth quarter of 2026.

Colorectal Cancer (CRC)

The company continues to evaluate multiple combination approaches in CRC, including RAS(ON) inhibitor doublets and combinations with standard of care and other investigational therapies. The company expects to provide updated clinical data and additional visibility into its CRC development strategy during the fourth quarter of 2026.

Early-Stage Programs

RMC-5127

The company continues enrollment in an ongoing first-in-human trial studying RMC-5127, the company’s oral RAS(ON) G12V-selective inhibitor. RMC-5127 has been well tolerated at all dose levels evaluated to date, with no dose-limiting toxicities reported as of July 20, 2026. Encouraging early signs of antitumor activity have been seen across multiple tumor types, including objective responses starting at the first dose level. The company remains on track to identify a recommended Phase 2 dose during the second half of 2026 and expects to share initial clinical data in 2027.

Innovative New Class of RAS(ON) Inhibitors

The company also remains on track to initiate a first-in-human clinical trial evaluating RM-055, a representative from a novel class, during the fourth quarter of 2026.

Clinical Collaborations

The company's development efforts continue to include clinical collaborations evaluating its RAS(ON) inhibitors in combination with other targeted therapies, including through ongoing collaborations with Summit Therapeutics, Tango Therapeutics and Bristol Myers Squibb. These collaborations are evaluating combinations across multiple RAS-driven solid tumors, including with PD-1/VEGF bispecific antibodies and MTA-cooperative PRMT5 inhibitors.

Financings

In April 2026, the company completed concurrent upsized public offerings of $1,725.0 million of common stock and $500.0 million aggregate principal amount of 0.50% convertible senior notes due 2033. Total gross proceeds from the offerings, before deducting underwriting discounts, commissions and other offering expenses, were $2,225.0 million.

Royalty Pharma Funding Arrangement

In May 2026, the company received a $250.0 million payment from Royalty Pharma in exchange for additional rights to royalty payments in connection with the second tranche under the royalty purchase agreement with Royalty Pharma.

Financial Highlights

Second Quarter Results

Cash Position: Cash, cash equivalents and marketable securities were $3.9 billion as of June 30, 2026. This balance includes the proceeds from the company’s concurrent public offerings of common stock and convertible notes in April 2026 as well as receipt of the second royalty tranche in May 2026 from Royalty Pharma. There remains up to an additional $1.5 billion in committed, flexible capital under the Royalty Pharma funding arrangements, subject to the achievement of specific milestones.

R&D Expenses: Research and development expenses were $394.9 million for the quarter ended June 30, 2026, compared to $224.1 million for the quarter ended June 30, 2025. The increase was primarily driven by higher clinical trial and manufacturing expenses for daraxonrasib and zoldonrasib, increased personnel-related costs due to additional headcount, and higher stock-based compensation expense related to changes in retirement provisions for equity awards and increased headcount.

G&A Expenses: General and administrative expenses were $110.2 million for the quarter ended June 30, 2026, compared to $40.6 million for the quarter ended June 30, 2025. The increase was primarily driven by higher stock-based compensation expense related to changes in retirement provisions for equity awards and increased headcount, higher personnel-related costs associated with additional headcount, increased commercial preparation activities, and higher administrative costs.

Net Loss: Net loss was $644.4 million for the quarter ended June 30, 2026, compared to net loss of $247.8 million for the quarter ended June 30, 2025. Net loss for the quarter ended June 30, 2026 included a non-cash charge of $151.0 million related to a change in the fair value of warrants assumed as part of the company’s acquisition of EQRx, Inc.

Financial Guidance

Revolution Medicines is updating its full year 2026 GAAP operating expense guidance to a range of $2.1 to $2.2 billion, which includes estimated non-cash stock-based compensation expense of between $270 and $290 million.

Webcast

Revolution Medicines will host a webcast this afternoon, August 5, 2026, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To listen to the live webcast, or access the archived webcast, please visit: https://ir.revmed.com/events-and-presentations. Following the live webcast, a replay will be available on the company’s website for at least 14 days.

About Revolution Medicines, Inc.

Revolution Medicines is a late-stage clinical oncology company developing novel targeted therapies for patients with RAS-addicted cancers. The company’s R&D pipeline comprises RAS(ON) inhibitors designed to suppress diverse oncogenic variants of RAS proteins. The company’s RAS(ON) inhibitors daraxonrasib (RMC-6236), a RAS(ON) multi-selective inhibitor; elironrasib (RMC-6291), a RAS(ON) G12C-selective inhibitor; zoldonrasib (RMC-9805), a RAS(ON) G12D-selective inhibitor; and RMC-5127, a RAS(ON) G12V-selective inhibitor, are currently in clinical development. These product candidates are investigational and have not been approved for commercial use in any indication. Additional development opportunities in the company’s pipeline focus on RAS(ON) mutant-selective inhibitors, including RMC-0708 (Q61H) and RMC-8839 (G13C). For more information, please visit www.revmed.com and follow us on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release that are not historical facts may be considered “forward-looking statements,” including without limitation statements regarding the company’s financial projections and guidance; the company’s commercialization plans and readiness, including its ability to establish commercial, sales, marketing, market access and distribution infrastructure, the timing and potential success of any commercial launch, and its development of global commercialization capabilities; the company’s regulatory filings, including the NDA for daraxonrasib and the EMA’s phased review of daraxonrasib; the timing, progress and outcome of regulatory reviews and the company’s ability to obtain regulatory approvals, including the timing, scope and conditions of any such approvals; the company’s development opportunities, plans and timelines and its ability to build or advance its portfolio and R&D pipeline; the progression of clinical studies and findings from these studies, including the tolerability, safety, and potential efficacy of the company’s candidates being studied; the company’s expectations regarding timing of clinical trial strategies, milestones, initiation, enrollment and data readouts or disclosures and clinical trial designs including timing for enrollment completion in RASolve 301 and initiation of RASolve 307; the company’s ability to discover and develop approaches that improve outcomes for patients with RAS-addicted cancers; collaborations, including the aims and expected benefits of the company’s collaborations with Summit, Tango, and Bristol Myers Squibb; plans for developing any of the company’s product candidates as part of a combination treatment; and sources of capital.

Forward-looking statements are typically, but not always, identified by the use of words such as “aims,” “anticipate,” "believe," "estimate," "expect," "plan," “potential,” “project,” “up to,” "will" and other similar terminology indicating future results. Such forward-looking statements are subject to substantial risks and uncertainties that could cause the company’s development programs, future results, performance, or achievements to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation risks and uncertainties inherent in the drug development process, including the company’s programs’ development stages, the process of designing and conducting preclinical and clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, commercialization preparation and launch readiness, the company’s ability to successfully establish, protect and defend its intellectual property, other matters that could affect the sufficiency of the company’s capital resources to fund operations, reliance on third parties for manufacturing and development efforts, changes in the competitive landscape, and the effects on the company’s business of the global events, such as international conflicts or global pandemics. For a further description of the risks and uncertainties that could cause actual results to differ from those anticipated in these forward-looking statements, as well as risks relating to the business of Revolution Medicines in general, see Revolution Medicines’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 5, 2026, and its future periodic reports to be filed with the SEC. Except as required by law, Revolution Medicines undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances, or to reflect the occurrence of unanticipated events.

Revolution Medicines Media & Investor Contact:

media@revmed.com

investors@revmed.com

REVOLUTION MEDICINES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$394,919	$224,134	$738,889	$429,883
General and administrative	110,213	40,580	211,465	75,591
Total operating expenses	505,132	264,714	950,354	505,474
Loss from operations	(505,132)	(264,714)	(950,354)	(505,474)
Non-operating income (expense), net:
Interest income	35,579	22,404	55,087	47,319
Interest expense	(23,781)	(867)	(35,978)	(867)
Change in fair value of warrant liability	(151,031)	(4,578)	(166,819)	(2,139)
Other expense, net	(6)	(32)	(123)	(42)
Total non-operating income (expense), net	(139,239)	16,927	(147,833)	44,271
Net loss	$(644,371)	$(247,787)	$(1,098,187)	$(461,203)
Net loss per share attributable to common stockholders - basic and diluted	$(3.06)	$(1.31)	$(5.37)	$(2.45)
Weighted-average common shares used to compute net loss per share, basic and diluted	210,893,604	188,583,288	204,531,173	188,365,805

REVOLUTION MEDICINES, INC.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	June 30, 2026	December 31, 2025

Cash, cash equivalents and marketable securities	$3,937,969	$2,025,679
Working capital (1)	3,674,277	1,784,613
Total assets	4,323,270	2,354,508
Total liabilities	1,717,032	723,211
Total stockholders' equity	2,606,238	1,631,297

(1)
Working capital is defined as current assets less current liabilities.